Exhibit 99.1

MAXCO, INC. FILES FORM 15 WITH SECURITIES AND EXCHANGE COMMISSION

GRAND LEDGE, Michigan, June 8, 2007—/PRNewswire-FirstCall/ -- Maxco, Inc. (the "Company") (Pink Sheets: MAXC) announced today the filing of a Form 15 with the Securities and Exchange Commission (the “SEC”). Maxco filed the Form 15 with the SEC in order to effect a termination of registration of its common stock and Series Three preferred stock under the Securities Exchange Act of 1934.
Under the SEC’S rule, a company with fewer than 300 shareholders of record may voluntarily terminate the registration of its securities by filing a Form 15 pursuant to which it certifies that the number of record holders of the class of securities registered is less than 300. Maxco currently has fewer than 300 common shareholders of record and has no Series Three preferred shareholders. Registration of the securities will not terminate until 90 days after the filing of the Form 15; however, the Company’s duty to file periodic reports such as 10Qs and 10Ks is suspended immediately upon filing the Form 15. The Company’s shares are quoted in the Pink Sheets quotations system.

Maxco is taking action for a number of reasons, foremost of which is the cost associated with being a SEC reporting company is substantial for a company its size, especially in light of the additional costs associated with compliance with Sarbanes Oxley. The Maxco Board of Directors believes that the high cost of Sarbanes Oxley compliance far exceeds its benefit to Maxco shareholders. Other factors considered as part of this decision were: (i) the Company’s common stock is very thinly traded, (ii) the Company foresees no capital raising benefits from being a reporting company.

Max A. Coon, President and Chief Executive Officer of Maxco, Inc., stated that it is the Company’s intention to provide its shareholders annual audited financial information as well as to make available unaudited quarterly financial information (copies will be sent to shareholders upon request).

Maxco has investments in real estate and investments representing less than majority interests in the following businesses: a developer, manufacturer and marketer of microprocessor-based process monitoring and inspection systems for use in industrial manufacturing environments; and an energy-related business.